Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of the Acceptance Date (as defined in Exhibit B attached hereto and incorporated into this Agreement by reference, paragraph 1) is entered into between CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company, with its principal place of business at 1700 Broadway, 19th Floor, New York, New York 10019, (hereinafter referred to as “TEMPFUNDS”), and Borrower (as defined in Exhibit B, paragraph 2). Borrower and TEMPFUNDS agree as follows:

PURPOSE OF AGREEMENT

1.             Borrower desires to obtain commercial financing from TEMPFUNDS.  The purpose of this financing is not for household, family, and/or personal use.

DEFINITIONS

2.             “Account(s)” means all accounts receivable due to Borrower, and other forms of obligations now or hereafter owing to Borrower, whether arising from the sale or lease of goods or the rendition of services by Borrower (including, without limitation, any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the Code), all of Borrower’s rights in, to and under all purchase orders now or hereafter received by Borrower for goods and services, all monies due or to become due to Borrower under all contracts for the sale or lease of goods or the rendition of services by Borrower (whether or not yet earned) (including, without limitation, the right to receive the proceeds of said purchase orders and contracts), and all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing.

3.             “Acceptable Accounts” means and includes those Accounts (i) which have been validly assigned to TEMPFUNDS, (ii) strictly comply with all of Borrower’s warranties and representations to TEMPFUNDS, (iii) contain payment terms of not greater than the Term Days (as defined on Exhibit B, paragraph 3) from invoice date, (iv) are not past due more than the number of Maximum Days (as defined on Exhibit B, paragraph 4), (v) are invoiced not later than ten (10) days from the last date of service or delivery (vi) are invoiced on not greater than a monthly cycle, and (vii) other than those Accounts where TEMPFUNDS has notified Borrower that, in TEMPFUNDS sole discretion, which shall be exercised in a commercially reasonable manner, the Account or Customer is not acceptable to TEMPFUNDS.

Without limiting TEMPFUNDS rights to deem any Account not acceptable, as a general guideline Acceptable Accounts shall not include the following:  (a) Accounts with respect to which the Customer has common officers, employees, directors or agents with Borrower, or is a subsidiary of, related to or affiliated with Borrower; (b) Accounts with respect to which services or goods are on guaranteed sale or other terms by reason of which the payment by the Customer may be conditional; (c) Accounts with respect to which the Customer is not a resident of the United States; (d) Accounts with respect to which the Customer is the United States or any department, agency or instrumentality of the United States; provided, however, that an Account shall not be deemed ineligible by reason of this clause if the aggregate amount of such Accounts does not exceed five percent (5%) of the total of Borrower’s Accounts, or in the event the aggregate amount of such Accounts does exceed five percent (5%) of the total of Borrower’s Accounts, and that Borrower has completed all steps necessary, in the opinion of TEMPFUNDS, to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C. Section 3727); (e) Accounts with respect to which the Customer is any state of the United States or any city, town, municipality, county or division thereof; provided, however, that an Account shall not be deemed ineligible by reason of this clause (e) if the aggregate amount of such Accounts does not exceed five percent (5%) of the total of Borrower’s Accounts outstanding, or in the event the aggregate amount of such Accounts does exceed five percent (5%) of the total of Borrower’s Accounts, the Account can be assigned to TEMPFUNDS in a manner reasonably acceptable to TEMPFUNDS, and the Account can be collected by Borrower in the ordinary course, in the same manner as its other trade accounts receivable; (f) Accounts not previously approved by TEMPFUNDS where the expected dollar value for such Customer is greater than ten (10%) percent of Borrower’s existing Accounts or the Maximum Concentration Amount (as defined on Exhibit B, paragraph 5), whichever is less;  (g) all of the Accounts owed by an Customer where the Cross Aging Percentage (as defined on Exhibit B, paragraph 6) or more of all of the Accounts owed by that Customer are unpaid more than the Past Due Days (as defined on Exhibit B, paragraph 7) from the invoice date; (h) Accounts for which the services have not yet been rendered to the Customer or the goods sold have not yet been delivered to the Customer (commonly referred to as “pre-billed accounts”),  (i) Accounts subject to a Customer Dispute, as defined below; and (j) Accounts, if any, specifically described on Exhibit B, paragraph 8.

4.             “Agreement” means this Loan and Security Agreement and all amendments and supplements thereto.

5.             “Customer” means Borrower’s customer or the account debtor.

6.             “Customer Dispute” means (i) a claim by any Customer against Borrower of any kind whatsoever, or (ii) financial inability of a Customer to pay its obligations as they become due, including, without limitation, a Customer who is subject to any insolvency, including without limitation, the appointment of a receiver or trustee, the filing by or against such Customer of a bankruptcy proceeding or the making of an assignment for the benefit of creditors or (iii) any mistaken, incorrect and/or erroneous Account submitted by Borrower to TEMPFUNDS.

A “Customer Dispute” may arise from any kind of disagreement between Customer and Borrower whatsoever, whether such disagreement is valid or invalid, and may also arise at any time, both before and/or after the signing of this Agreement or the financing of the Account with TEMPFUNDS.

7.             “Ineligible Account” means an Account that is not an Acceptable Account as defined in Section 3.

Crdentia Corp

Loan and Security Agreement

July 2008

8.             The term “warrant” or “warranty” as used in this Agreement means to guarantee, as a material element of this Agreement.  Each separate warranty herein is also an independent condition to TEMPFUNDS duties under this Agreement.

WARRANTIES AND COVENANTS BY BORROWER

As an inducement for TEMPFUNDS to enter into this Agreement with full knowledge that the truth and accuracy of the warranties in this Agreement are being relied upon by TEMPFUNDS in entering into this Agreement and in making the loans described herein, Borrower warrants and/or covenants that:

9.             Borrower’s name as of the date hereof, as it appears in the official filing the state of its organization is as set forth in Exhibit B, paragraph 2.  Borrower’s only state of organization or incorporation is in the Organizational State, as defined in Exhibit B, paragraph 9.  Pursuant to the Borrower’s bylaws, only one officer is required to execute this Agreement, and the party signing this Agreement on behalf of the Borrower is an authorized officer.

10.           Borrower is duly organized and in good standing under the laws of its Organizational State, and is properly licensed and authorized to operate as a for profit business in all states in which such business is conducted.

11.           Borrower’s trade name(s) listed in Exhibit B, paragraph 10 are the only names under which the Borrower conducts business and all have been properly filed and published as required by applicable law.

12.           Borrower’s Federal Tax ID number is listed in Exhibit B, paragraph 11.  Borrower’s Organizational Number is listed in Exhibit B, paragraph 12.

13.           Borrower is in compliance with all laws, rules and regulations applicable to its business.  Furthermore, Borrower, in all material respects, has in the past, is currently in compliance, and at all times will comply with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances (collectively the “Environmental Laws”).

14.           Borrower’s business is solvent, the value of its assets exceed the value of its liabilities excluding debt subordinated to TEMPFUNDS (“Subordinated Debt”) pursuant to a subordination agreement acceptable to TEMPFUNDS in its sole discretion (a “Subordination Agreement”), and it is able to meet its obligations as they become due.

15.           Each Customer’s business is solvent to Borrower’s knowledge.

16.           Borrower is, and at all times during the term of this Agreement will be, the lawful owner of and have good and undisputed title to all Accounts, free and clear of any encumbrances of any kind whatsoever.

17.           Each Account is an accurate and undisputed statement of indebtedness owing by a Customer to Borrower for a certain sum which is due and payable upon receipt or within such time as is agreed to, in writing, by TEMPFUNDS and Borrower, and is not subject to any defenses, setoffs or counterclaims of any kind whatsoever, and is not subject to any discounts, deductions, allowances or other contra items unless so indicated on the invoice and accepted by a duly authorized officer of TEMPFUNDS in writing, and is an accurate statement of a bona fide sale, delivery and acceptance of merchandise or prescribed goods, or performance of service by Borrower to a Customer.

18.           All financial records, statements, books or other documents shown or provided to TEMPFUNDS by Borrower at any time, either before or after the signing of this Agreement, are materially true and accurate, as determined by TEMPFUNDS in its commercially reasonable discretion.

19.           Borrower will not under any circumstances or in any manner whatsoever, interfere with any of TEMPFUNDS rights under this Agreement.

20.           For as long as any indebtedness whatsoever remains owing by Borrower to TEMPFUNDS, Borrower will not factor, assign, hypothecate, transfer, pledge a security interest in, or sell Accounts, except for the security interest granted to ComVest Capital, LLC (“ComVest”) in connection with its subordinated debt (the “ComVest Sub Debt”).  Furthermore, until the Obligations are indefeasibly paid in full, Borrower will not file any financing statement or amendment or termination statement with respect to any financing statement filed in favor of TEMPFUNDS, except with the prior written consent of TEMPFUNDS.

21.           Borrower, has not transferred, pledged or granted a security interest in any of Borrower’s Accounts or other Collateral, as defined below, to any other party other than ComVest in connection with the ComVest Sub Debt and Borrower will not transfer, pledge or grant a security interest to any other party in said Accounts or other Collateral for the term of this Agreement and for as long as Borrower is indebted to TEMPFUNDS hereunder; provided, however, Borrower shall have a period of thirty (30) days to cure any Default that arises in connection with the granting of a security interest in the Borrower’s machinery, equipment, furniture and fixtures.  In addition, Borrower has, and will have throughout the term of this Agreement, good title to the Collateral.

22.           Borrower will not change or modify the terms of any Acceptable Account with any Customer unless TEMPFUNDS first consents in writing to such change after receiving prior written notice of such proposed change or modification from Borrower.

23.           Except for (a) other security interests listed on Exhibit B, paragraph 13 as “Other Security Interests” and (b) additional equipment leases which in the aggregate will not at any time exceed $200,000.00, there are no existing liens, security interests or encumbrances on any of Borrower’s personal property, including, without limitation, the Collateral, and Borrower shall not consent to the placement of any lien, security interest or encumbrance upon any of Borrower’s personal property of any type and wherever located not otherwise pledged or assigned to TEMPFUNDS without TEMPFUNDS prior written consent, and Borrower shall provide written notice to

TEMPFUNDS within five (5) days of Borrower obtaining any knowledge, from any source, of the filing, recording or perfection by any means, of any non-consensual lien, claim or encumbrance against the aforementioned property of Borrower.

24.           Borrower will maintain such insurance covering Borrower’s business and/or the property of the Borrower as reasonably required by TEMPFUNDS and as indicated under Other Insurance, as provided in Exhibit B, paragraph 14, and will maintain workers’ compensation insurance in accordance with applicable law and will name TEMPFUNDS as certificate holder on all such workers’ compensation policies.

25.           Borrower will notify TEMPFUNDS in writing at least thirty (30) days prior to any change in Borrower’s place(s) of business or change in location of any Collateral, or if Borrower has or intends to acquire or add any additional place(s) of business, or any change in Borrower’s chief executive office, the office or offices where Borrower’s books and records concerning Accounts are kept, or in the event Borrower intends to change its Organizational State.

26.           Borrower will notify TEMPFUNDS in writing at least thirty days prior to any change of Borrower’s name, identity, legal entity, corporate structure, use of additional trade name(s), and/or any proposed change in any of the officers, principals, partners, and/or owners of Borrower.

27.           Borrower will deliver to TEMPFUNDS within the Periodic Period, as defined in Exhibit B, paragraph 15, if applicable and within the Annual Period, as defined in Exhibit B, paragraph 16, a balance sheet together with related statements of income, retained earnings, and cash flow in form and substance reasonably acceptable to TEMPFUNDS as more fully described in Exhibit B, paragraph 17 under Financial Statements. Borrower will also provide TEMPFUNDS with copies of all of its income and payroll tax returns, federal, state and local, upon filing with the appropriate authorities.  Borrower shall execute and deliver to TEMPFUNDS within five (5) days after the end of each month during the term of this Agreement, reflecting the status as of the end of each month, certified by any one of the officers of Borrower as being true and correct, (i) a current detailed aging, by total and by customer, of Borrower’s Accounts, (ii) a current detailed aging, by total and by vendor, of Borrower’s accounts payable and (iii) a Compliance Certificate in the form of Exhibit “C” from one of the officers of Borrower certifying that no Default currently exists under this Agreement, all of which shall be set forth in a form and shall contain such information as is reasonably acceptable to TEMPFUNDS.

28.       Borrower’s assignment of any Accounts to TEMPFUNDS pursuant to this Agreement will not at any time violate any federal, state and/or local law, rule or regulation, court or other governmental order or decree or terms of any contract relating to such Accounts.

29.           (a) Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with any trademarks, trade names, copyrights, patents and license rights of any other person or entity.

(b)           The Borrower is in compliance with all federal and state laws and regulations with respect to the issuance of securities, including but not limited to, disclosure and reporting obligations and all other matters relative thereto.

(c)           The Borrower will not engage in any uncovered short sales of its common stock.

(d)           In connection with the Unbilled Accounts (defined below), the Borrower may pay employees and/or independent contractors who perform services that may be billed to its Customers immediately upon completion of the services, and prior to billing the Customer for such services. The prospective amount to be billed to Customers for such services shall be defined as the “Unbilled Accounts” and consist of services that have been fully provided and accepted by the Customer, and other than the fact that the invoice cannot be physically presented to the Customer until the end of the applicable billing period, complies with all the representations and warranties of this Agreement, including but not limited to the those in Section 17, and for which the employees and/or independent contractors who provided such services have received their payroll for such services rendered.

(e)           There is only one (1) holder remaining of the 2006 Convertible Debentures issued by the Borrower (the “Debenture”), that holder is Alpha Capital AG, and the amount outstanding on such Debenture is $525,000.00.

FURTHER PROMISES

30.           SECURITY INTEREST/COLLATERAL:  As a further inducement for TEMPFUNDS to enter into this Agreement, and as collateral for all obligations of Borrower to TEMPFUNDS, now existing and hereafter arising, whether direct or indirect, absolute or contingent, due or to become due (collectively the “Obligations”), Borrower grants, assigns, conveys and transfers to TEMPFUNDS, a security interest under the New York Uniform Commercial Code (the “Code”), in the following described property (hereinafter collectively called “Collateral”): All presently existing or hereafter arising, now owned or hereafter acquired, including all additions, replacements, accessions, substitutions, increases, profits, income, distributions, and proceeds thereof, (i) Accounts, accounts receivable, contract rights, chattel paper (including electronic chattel paper), documents, instruments (including promissory notes), reserves, reserve accounts, commercial tort claims, rebates, refunds, and general intangibles (including tax refunds, payment intangibles, software, lists, trademarks, tradenames, tradestyles, tradedresses, licenses, licensing agreements, copyrights and patent rights) and all books and records relating to the Accounts and all proceeds of the foregoing property, including insurance proceeds, and any renewals, and extensions of the foregoing property and all proceeds thereof;  (ii) all of Borrower’s rights to receive payments from any source and for any reason (whether characterized as accounts, accounts receivable, chattel paper, choses-in action, contract rights, general intangibles, instruments, securities, notes or otherwise) including, without limitation, Borrower’s right to receive payments for goods and other products sold or leased or for services rendered, whether or not earned by performance or recognized or billed by Borrower; (iii) all of Borrower’s contract rights including, without limitation, Borrower’s rights under distribution contracts, franchise agreements, license agreements, sales contracts, unfilled customer orders, and lease agreements; (iv) all of Borrower’s cash, drafts, certificates of deposit and deposit accounts; (v) all of Borrower’s assets, property and rights now or hereafter in the possession of TEMPFUNDS or its agents; (vi) all of Borrower’s supporting obligations, investment property and letter of credit rights, as defined in the Code; (vii) all inventory, wherever located, now owned or hereafter acquired, including without limitation, raw materials, work in process, finished goods, materials and supplies, computer software, programs, stored data, repossessions, deposits and credit balances relating thereto; and (viii) all leasehold improvements, furniture, fixtures, machinery and equipment, and computer hardware along with all increases, substitutions, replacements, additions, accessions of Borrower relating thereto, wherever situated, now owned by Borrower or hereafter acquired, (ix) such other assets of the same class or classes as the foregoing hereafter owned or acquired by Borrower; but excluding (x) any items of personal property described in Exhibit B, paragraph 18 under Excluded Collateral.

31.           PERFECTION OF SECURITY INTEREST: Borrower shall execute and deliver to TEMPFUNDS, concurrent with Borrower’s execution of this Agreement, and at any time or times hereafter at the request of TEMPFUNDS, all financing statements, continuation financing statements, security agreements, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that TEMPFUNDS may request, in form and substance satisfactory to TEMPFUNDS, to perfect or maintain perfection of TEMPFUNDS liens in the Collateral and in order to fully consummate or give effect to all of the transactions contemplated under this Agreement. Borrower does hereby authorize TEMPFUNDS to file financing statements, including, without limitation, original financing statements, amendments and continuation statements against the Borrower and authorizes TEMPFUNDS to file financing statements that describe the Collateral as all assets of the Borrower, or words of similar effect.

If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify TEMPFUNDS in a writing signed by Borrower of the brief details thereof and grant to TEMPFUNDS in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to TEMPFUNDS.  In the event that any Collateral, including proceeds, is evidenced by or consists of promissory notes, Borrower shall, upon request of TEMPFUNDS, immediately endorse and assign such promissory notes over to TEMPFUNDS and deliver actual physical possession of the promissory notes to TEMPFUNDS.

Borrower will cooperate with TEMPFUNDS in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter of credit rights and electronic chattel paper.

32.           NOTIFICATION: TEMPFUNDS may at any time after a Default has occurred and at its sole discretion notify any Customer of Borrower or any third party payer to make payments directly to TEMPFUNDS. TEMPFUNDS may require Borrower to place any legend or other statement on invoices indicating the assignment of the invoice to TEMPFUNDS.

33.           ASSIGNMENT:  Borrower shall from time to time present Accounts to TEMPFUNDS for approval and approved Accounts shall be identified by separate and subsequent written assignments on a form to be provided to Borrower by TEMPFUNDS known as “Schedule of Accounts”.

34.           ADVANCES:  TEMPFUNDS may advance funds to Borrower in an amount up to the Advance Rate and the Maximum Credit Facility, both as defined in Exhibit B, paragraphs 20 and 21 respectively. TEMPFUNDS reserves the right to retain certain reserves against advances, including, without limitation, the Dilution Reserve, as defined in Exhibit B, paragraph 22. Borrower agrees to repay to TEMPFUNDS the amount of each such advance, with interest and fees as set forth below and on Exhibit A. As consideration for each such advance, TEMPFUNDS shall be paid in accordance with the rate schedule attached hereto as Exhibit A and incorporated into this Agreement by reference (the “Rate Schedule”). Borrower promises to repay each advance, and each such advance shall be due and payable, if not sooner paid by Borrower or through collection of the assigned Account, on or before the Maximum Days (the “Advance Period”). Unless otherwise extended, all advances and any unpaid interest and fees shall be paid by Borrower to TEMPFUNDS as aforesaid or, at TEMPFUNDS option, may be charged to Borrower’s Loan Account (as defined in Exhibit B, paragraph 23) or may be withheld and paid to TEMPFUNDS from any subsequent advance made to Borrower. In addition to the amounts set forth on the Rate Schedule, TEMPFUNDS may charge interest at the rate of eighteen percent (18%) per annum (the “Default Rate”) on any advances which remain unpaid on and after the occurrence of an event of Default (irrespective of the date that TEMPFUNDS notifies the Borrower of such Default) and/or after judgment.  TEMPFUNDS shall be entitled to charge the Default Rate whether or not it demands payment of the Obligations or exercises any of its rights and remedies hereunder or under any other agreement between the Borrower and TEMPFUNDS.   All interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.  Borrower acknowledges that TEMPFUNDS accrues interest on all advances on a daily basis, however, such interest is due on a monthly basis, unless otherwise payable as provided hereunder.  In the event that, at any time and for any reason, the amount of advances made pursuant to this Agreement exceed the Advance Rate and/or the Maximum Credit Facility (an “Over Advance”), then Borrower, upon TEMPFUNDS election and demand, shall immediately pay to TEMPFUNDS, in cash, the amount of such excess.  In the event of the existence of an Over Advance, Borrower shall pay to TEMPFUNDS, at TEMPFUNDS discretion, an Over Advance Fee of .0493 % of the amount of the Over Advance for each day that the Over Advance is outstanding.  Nothing provided herein shall constitute consent by TEMPFUNDS to such Over Advance.

Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by TEMPFUNDS from or on behalf of Borrower, and Borrower does hereby irrevocably agree that TEMPFUNDS shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by TEMPFUNDS or its agent against the Obligations, in such manner as TEMPFUNDS may deem advisable.  The advances shall constitute one general Obligation of Borrower, and shall be secured by TEMPFUNDS lien upon all of the Collateral.

IT IS THE INTENTION OF THE PARTIES HERETO NOT TO MAKE ANY AGREEMENT IN VIOLATION OF THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES RELATING TO USURY.  IN NO EVENT, THEREFORE, SHALL ANY INTEREST DUE HEREUNDER BE AT A RATE IN EXCESS OF THE HIGHEST LAWFUL RATE, i.e., IN NO EVENT SHALL TEMPFUNDS CHARGE OR SHALL BORROWER BE REQUIRED TO PAY ANY INTEREST THAT, TOGETHER WITH ANY OTHER CHARGES HEREUNDER THAT MAY BE DEEMED TO BE IN THE NATURE OF INTEREST, HOWEVER COMPUTED, EXCEEDS THE MAXIMUM LAWFUL RATE OF INTEREST ALLOWABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND/OR OF THE UNITED STATES.  SHOULD ANY PROVISION OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN BORROWER AND TEMPFUNDS BE CONSTRUED TO REQUIRE THE PAYMENT OF INTEREST THAT EXCEEDS SUCH MAXIMUM LAWFUL

RATE, ANY SUCH EXCESS SHALL BE AND IS EXPRESSLY HEREBY WAIVED BY TEMPFUNDS.  SHOULD ANY EXCESS INTEREST IN FACT BE PAID, SUCH EXCESS SHALL BE DEEMED TO BE A PAYMENT OF THE PRINCIPAL AMOUNT OF OUTSTANDING INDEBTEDNESS OWING BY BORROWER TO TEMPFUNDS AND SHALL BE APPLIED TO SUCH PRINCIPAL.

In order to satisfy any of the Obligations, Borrower authorizes TEMPFUNDS, or its agents, affiliates, or depository bank(s) to initiate electronic debit or credit entries through the ACH system to or from any deposit account maintained by Borrower (“ACH Transfers”).

Borrower shall be liable for, and TEMPFUNDS may charge Borrower’s account with all reasonable Costs and Expenses as described in Exhibit B, paragraph 19 under Costs and Expenses. Such costs and expenses shall be considered advanced under this Agreement.

35.           REQUIRED FORMS:  Along with the Schedule of Accounts, Borrower shall provide TEMPFUNDS, upon request, with duplicate copies of invoices, proofs of delivery or service, contracts or purchase orders, and/or purchase order numbers, as appropriate to the business of Borrower, all in form acceptable to TEMPFUNDS together with all those items set forth in the Procedures Manual.

36.           NOTICE OF DISPUTE:  Borrower will immediately notify TEMPFUNDS of any Customer Dispute involving in excess of $10,000.00 for any one Customer, and of any litigation or proceeding, pending or threatened, by or against Borrower.

37.           INELIGIBLE ACCOUNTS AND RIGHT OF OFFSET:  Upon notice of any Customer Dispute or in the event that any Account becomes an Ineligible Account, TEMPFUNDS may, in addition to any other remedies under this Agreement, declare the Account to be ineligible for funding hereunder and Borrower will immediately pay to TEMPFUNDS all amounts advanced to Borrower against such Account. TEMPFUNDS may, at its sole discretion, charge such amounts to the Loan Account or offset against any advances or remittances it would otherwise make to Borrower for any amounts owed to TEMPFUNDS hereunder. Notwithstanding the foregoing, such Accounts shall remain as Collateral for TEMPFUNDS as provided herein.

38.           TEMPFUNDS STATEMENTS: From time to time, TEMPFUNDS shall provide Borrower with Borrower ledgers and other reports. Such reports shall be deemed final and conclusive between Borrower and TEMPFUNDS as to the contents of said reports except for any errors of which Borrower shall have notified TEMPFUNDS in writing within thirty (30) days after the date of receipt by Borrower of such reports and TEMPFUNDS, in its good faith and discretion determines that such exceptions are accurate and makes an appropriate adjustment.

39.           SOLE RIGHT TO PAYMENT:  Other than to the ComVest Sub Debt, which is subject to a subordination agreement in favor of TEMPFUNDs, the right to payment from the Customers of the Borrower as to all Accounts is solely collaterally assigned to TEMPFUNDS. Any interference, including but not limited to Borrower failing to comply with Section 40 below or Borrower’s unauthorized receipt and retention of Collateral proceeds will constitute a Default hereunder and may result in, inter alia, termination of future advances to the Borrower.

40.           COLLECTIONS: Borrower will notify all of its Customers to forward all payments to the lock box address indicated in Exhibit B, paragraph 24 (the “Lock Box”).  In the event that any payments from Customers come into Borrower’s possession, Borrower will hold the same in trust and safekeeping, and immediately deposit into the Lock Box the identical check or other form of payment received by Borrower, properly endorsed, including electronic or wire transfers. Should Borrower come into possession of a check or other form of payment, which constitutes payment of either Acceptable Accounts and/or Ineligible Accounts, Borrower shall immediately remit such payment(s) to the Lock Box.

In the event that the Borrower fails to comply with the provisions of this Section 40, in addition to all other remedies of TEMPFUNDS hereunder, Borrower shall pay a Misdirection Fee equal to 2.5% of the amount of the funds which Borrower deposits in any bank account other than bank accounts as directed by TEMPFUNDS under this Agreement or in the Lock Box, or are otherwise not remitted to TEMPFUNDS as required herein (the “Misdirected Funds”). Nothing provided herein shall in any manner authorize the Borrower to misdirect funds as prohibited by the Agreement. Notwithstanding the foregoing, in the event that collections of Customers are remitted to the account or lock box controlled by ComVest (the “ComVest Collections”), and so long as ComVest remits such payments to TEMPFUNDS as provided in the payoff letter between ComVest and TEMPFUNDS, no Misdirection Fee shall be assessed in connection with such ComVest Collections.

Any wire transfer of funds, check, or other item of payment received by TEMPFUNDS shall be credited to Borrower when applied by TEMPFUNDS and will be applied to conditionally reduce Borrower’s Obligations, but shall not be considered a payment on account unless and until such check or other method or item of payment is honored when presented for payment.  The receipt of any check or other or method item of payment deposited into the Lock Box shall be deemed to have been paid to TEMPFUNDS at the expiration of the Collection Day Period (as defined in Exhibit B, paragraph 25) after the date TEMPFUNDS actually receives possession of such check or other method or item of payment into the Wire Account referred to in Exhibit B, paragraph 26. Absent legal process to the contrary and provided that the outstanding indebtedness due TEMPFUNDS does not exceed the availability hereunder and so long as there is not a Default hereunder, then; (i) amounts collected and applied to Accounts in excess of outstanding obligations due TEMPFUNDS will be credited, without interest, to Borrower, (ii) payment of Accounts not assigned to TEMPFUNDS or against Ineligible Accounts will be credited, without interest, to Borrower, and (iii) the amounts credited to Borrower under (i) and (ii) will be available to Borrower.

41.           ACCESS TO BOOKS AND RECORDS, ACCOUNT AND FINANCIAL INFORMATION: Upon request, Borrower will furnish TEMPFUNDS with accounting records, financial information or other information pertaining to the operation of Borrower’s business and will allow TEMPFUNDS to review financial records kept by Borrower with respect to its business.  The foregoing right of access shall include, without limitation, the right of TEMPFUNDS to conduct field examinations with access to Borrower’s business facilities and the right, after a Default, to contact Customers and/or any third party payors for any reason, including the confirmation of any or all invoices or statements. Borrower agrees to hold TEMPFUNDS harmless from and against any costs, claims, expenses or liabilities incurred by TEMPFUNDS arising out of or relating to any actions or omissions of TEMPFUNDS permitted by this Section 41 or taken or refrained from being taken in reliance on any information received from Borrower hereunder. Borrower shall promptly reimburse TEMPFUNDS for the expenses of each field examination as provided in Exhibit B, paragraph 27 under Field Examination Expenses.

In addition, the Borrower will provide to TEMPFUNDS: (a) promptly upon receipt thereof, copies of any reports submitted by independent certified public accountants in connection with examination of the financial statements of the Borrower or any subsidiary or any Guarantor made by such accountants;

(b) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or debenture and not otherwise required to be furnished to TEMPFUNDS;

(c)   promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any subsidiary sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which the Borrower or any subsidiary files with the SEC or any governmental authority which may be substituted therefore, or with any national security exchange.

(d)  promptly after receiving, any communication from the SEC or any governmental authority which may be substituted therefore, or with any national security exchange relating to the Borrower’s securities.

42.           TAX COMPLIANCE:  Borrower agrees to provide to TEMPFUNDS, as and when requested, evidence of timely payment of all Federal, State and/or local taxes due in connection with Borrower’s business enterprises whether related to this Agreement or not, including, payment of all employee withholding taxes.

43.           NOTICE OF LEVY:  Borrower will promptly notify TEMPFUNDS of any attachment, tax assessment, tax lien, judgment lien, or other legal process levied against Borrower or any of its assets or if Borrower becomes aware, of any of Customers assets.

44.           NO PLEDGE:  Borrower will not pledge the credit of TEMPFUNDS to any person or business for any purpose whatsoever.

45.           LICENSE AGREEMENTS:   Borrower will keep each License Agreement, if any, in full force and effect for so long as Borrower has any inventory the manufacture, sale or distribution of which is in any manner governed by or subject to such License Agreement, and provide TEMPFUNDS, upon request, with copies of each such License Agreement and all amendments, extensions or modifications thereto. “License Agreement” as used herein shall mean any licenses held by the Borrower for the sale of products.

46.           BOOK ENTRY:  Borrower will, immediately upon assignment of Accounts to TEMPFUNDS, make proper entries on its books and records disclosing the assignment of said Accounts to TEMPFUNDS.

47.           LEGAL FEES:  If, at any time or times regardless of whether or not a Default then exists, TEMPFUNDS incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with the loan transaction described herein, including, without limitation: (i) the negotiation and preparation of this Agreement or any amendment of or modification of this Agreement or any of the other loan documents in connection with this transaction (the “Loan Documents”); (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by TEMPFUNDS, Borrower or any other person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower’s affairs, and including all actions in bankruptcy, appeal and probate; (iv) any attempt to enforce any rights of TEMPFUNDS against Borrower or any other person which may be obligated to TEMPFUNDS by virtue of this Agreement or any of the other Loan Documents, including any account debtor, Customer or guarantor of Borrower’s obligations owing to TEMPFUNDS; (v) any consultations regarding this Agreement or any other Loan Documents or preparation therefore, or the financing extended hereunder or (vi) any attempt to inspect, verify, protect, preserve, perfect or continue the perfection of TEMPFUNDS liens upon, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and accounting expenses and other reasonable costs and out-of-pocket expenses of TEMPFUNDS shall be charged to Borrower.  Legal fees shall include all fees of TEMPFUNDS in house counsel.  All such legal fees shall be based upon the usual and customary rates for services actually rendered and not upon any fixed percentage of the outstanding balance hereunder.  All amounts chargeable to Borrower under this Section 47 shall be Obligations secured by all of the Collateral, shall be payable on demand to TEMPFUNDS, and shall bear interest from the date such demand is made until paid in full at the rate provided on Exhibit A.  In addition, in the event Borrower is in Default under this Agreement, Borrower agrees to pay any and all additional costs incurred by TEMPFUNDS in connection with such Default, including, without limitation, the cost of additional field exams, additional legal fees, and the cost of providing notices of Default, sale, or assignment, etc.

48.           POWER OF ATTORNEY:  Borrower irrevocably appoints TEMPFUNDS, or any person or entity designated by TEMPFUNDS, its special attorney in fact, or agent, with power to:

(a)           after the occurrence of a Default, strike out Borrower’s address on all Accounts mailed to Customers and put TEMPFUNDS’ address on all Accounts.

(b)           after the occurrence of a Default, receive, open and dispose of all mail addressed to Borrower, or to Borrower’s fictitious trade name and to notify the United States Postal Service to change the address of Borrower to an address designated by TEMPFUNDS.

(c)           endorse the name of Borrower or Borrower’s fictitious trade name on any checks or other evidences of payment that may come into the possession of TEMPFUNDS or pursuant to Default and on any other documents relating to any of the Accounts or to the Collateral.

(d)           after the occurrence of a Default, in Borrower’s name, or otherwise, demand, sue for, collect, and give releases for any and all monies due or to become due on Accounts.

(e)           after the occurrence of a Default, compromise, prosecute, or defend any action, claim or proceeding as to said Accounts, including making claims on any insurance policies.

(f)            deposit into the Lock Box any checks or other remittances received on Accounts regardless of notations or conditions placed thereon by Customers or deductions reflected thereby and to charge the amount of any such deduction to Borrower. However, in the event that a Customer who has asserted a claim with respect to any Account makes a partial payment of that Account, and such payment contains a statement to the effect that such partial payment constitutes full satisfaction of the amount owed, then, Borrower agrees upon TEMPFUNDS request, to refund such partial payment to the Customer and reassign such Account to TEMPFUNDS.

(g)           after the occurrence of a Default, place any legend or other statement on the Borrower’s invoices indicating the assignment of the invoice to TEMPFUNDS.

(h)           file Uniform Commercial Code financing statements, including, without limitation, original financing statements, amendments and continuations.

(i)            after the occurrence of a Default, draw and endorse any checks or promissory notes on any bank in which Borrower may have an account and do any and all matters and things connected with Borrower’s accounts in the said bank(s) in which Borrower may have an account, which Borrower itself might or could do.

(j)            do any and all things necessary and proper to carry out the purpose intended by this Agreement, as determined by TEMPFUNDS in its commercially reasonable discretion.

The authority granted TEMPFUNDS hereunder shall remain in full force and effect until all assigned Accounts are paid in full and any Obligations are discharged in full in accordance with the terms and conditions of this Agreement.

49.           INDEMNIFICATION:  Borrower hereby indemnifies and holds TEMPFUNDS and its executive committees, parent, affiliates, depository banks, subsidiaries, agents, directors, officers, employees, agents, and their successors and assigns (collectively the “Indemnified Parties”) harmless against any damages or claims arising from TEMPFUNDS collecting or attempting to collect any Accounts and from any and all costs, claims, expenses, actions and liabilities, including fees of attorneys and other professionals and experts, costs of suit and interest, arising out of any failure by Borrower or Borrower’s documentation to comply with all applicable laws, rules and regulations.

Should any excise, sales, documentary stamp, intangible, service or other tax be imposed by state, federal or local authorities with respect to any of the transactions hereunder in such form that TEMPFUNDS is required to withhold, collect or pay such taxes, Borrower agrees to disclose such requirement to TEMPFUNDS and to indemnify the Indemnified Parties with respect to such payments, and TEMPFUNDS shall be entitled to charge and collect such payments from Borrower’s account. In addition, and if applicable, Borrower agrees that if the Department of Revenue of the State of Florida, at any time hereafter, including after the termination of this Agreement, takes the position that documentary stamp taxes or nonrecurring intangible taxes, or both, are applicable to this Agreement, or any renewals or extensions thereof, or TEMPFUNDS make such determination, TEMPFUNDS will pay all such taxes, and any interest and penalties or other liabilities in connection therewith. TEMPFUNDS expressly disclaims any obligation to Borrower with respect to state, local or Federal income taxation and the preparation of income tax reports or returns, except as agreed to between the parties herein.  It is agreed that TEMPFUNDS shall not in any way be considered a “responsible party” in connection with the payment of any taxes on behalf of Borrower.

Borrower hereby indemnifies and holds Indemnified Parties harmless from any and all liability, claims and damages, including fees of attorneys (including in-house counsel for the Indemnified Parties) and other professionals and experts, costs of suit and interest which any of the Indemnified Parties may incur as a result of the failure of Borrower to pay any taxes due and payable to any taxing authority.  Borrower does further agree to immediately notify TEMPFUNDS of any failure to pay federal, state or local taxes due in connection with any of its business enterprises.  Borrower further agrees to provide to TEMPFUNDS true and accurate copies of any tax liens or warning notices received by Borrower in connection with its business enterprises whether related to this Agreement or not.

Borrower hereby releases, discharges and holds harmless Indemnified Parties from all liabilities, actions, suits, causes of action, costs, expenses, fines, penalties, claims, judgments and demands whatsoever which the Borrower or any other person or entity had or may have now against one or more of them under or arising out of this Agreement between Borrower and TEMPFUNDS, or any acts or omissions in connection herewith; provided, however, that nothing herein shall preclude the enforcement by Borrower and TEMPFUNDS of all rights and benefits conferred in this Agreement.

Borrower does hereby warrant that there has been no mortgage or loan broker involved in connection with the transaction contemplated by this Agreement other than as set forth on Exhibit B, paragraph 28, whose fees will be paid by Borrower, and Borrower agrees to indemnify and hold harmless the Indemnified Parties from any and all liability, claims and damages, including fees of attorneys (including in-house counsel for TEMPFUNDS) and other professionals and experts, costs of suit and interest which TEMPFUNDS may incur as a result of any claim of compensation payable to any mortgage or loan broker in connection with the transaction contemplated by this Agreement.

Borrower hereby indemnifies and holds Indemnified Parties harmless from any and all liability, claims and damages, including fees of attorneys (including in-house counsel for TEMPFUNDS) and other professionals and experts, costs of suit and interest which TEMPFUNDS may incur as a result of the failure of Borrower to comply with the Environmental Laws.

The indemnifications set forth herein shall survive the termination of this Agreement

50.           DEFAULTS:  Any one or more of the following shall be a Default hereunder:

(a)           Borrower shall fail to pay any indebtedness to TEMPFUNDS (whether arising hereunder or otherwise) when due.

(b)           Borrower shall breach any term, provision, covenant, warranty or representation under this Agreement or under any other agreements or contracts, between Borrower and TEMPFUNDS or obligation of Borrower to TEMPFUNDS, and as relates to the following representations and warrantees only, such breach is not cured by Borrower within thirty (30) days of its occurrence:

Section 10

Section 11

Section 13

Section 14

Section 22, provided, however, that nothing provided herein shall in any way restrict TEMPFUNDS’ ability to require a reserve for such Accounts

Section 24, but no cure period for worker’s compensation insurance or any other insurance that Borrower is required to carry under any of its agreements with it Customers

Section 27

Exhibit B, paragraph 33, which as to (a) can only be cured by the Borrower infusing additional capital into the Borrower through additional capital or Subordinated Debt in form and amount acceptable to TEMPFUNDS..

(c)           The appointment of any receiver or trustee of all or a substantial portion of the assets of Borrower.

(d)           Borrower shall become insolvent or unable to pay debts as they become due, shall make a general assignment for the benefit of creditors or shall voluntarily file under any bankruptcy or similar law.

(e)           Any involuntary petition in bankruptcy shall be filed against Borrower which is not dismissed within forty-five (45) days, provided, however, that during such time TEMPFUNDS shall have the option to required court approval prior to providing any advances to Borrower.

(f)            Any levies of attachment, executions, tax assessments, tax liens, judgments or similar process shall be issued against the Collateral or the existence of any other lien, claim or other encumbrance against the Collateral.  Notwithstanding the foregoing,  other than in connection with tax liens, so long as such levies of attachment, executions, tax assessments, judgments or similar process do not affect TEMPFUNDS’ perfection and first priority security interest in the Collateral, Borrower shall have a period of thirty (30) days to have the same released.

(g)           Any financial statements, profit and loss statements, borrowing certificates or schedules, or other statements or representations of any kind furnished or made by Borrower to TEMPFUNDS prove materially false or incorrect as determined by TEMPFUNDS in its commercially reasonable discretion.

(h)           Borrower shall terminate/cease assignments hereunder while TEMPFUNDS has unpaid Accounts outstanding.

(i)            The occurrence of a Material Adverse Effect (as defined below).

(j)            The sale or transfer, directly or indirectly, of any of the capital stock, partnership interest, membership interest, owner’s equity or assets, as the case may be, of Borrower without the prior written approval of TEMPFUNDS.

(k)           Borrower shall fail to pay when due any federal, state or local taxes or fail to make any required tax withholding payment, or shall fail to maintain required workers’ compensation or other insurance coverage required by law or this Agreement, provided, Borrower shall have a period of thirty (30) days to cure any failure to pay the above taxes so long as the failure to pay shall not result in a lien upon any of the Collateral, and Borrower shall have a period of thirty (30) days to cure any failure to have insurance coverage, other than in connection with worker’s compensation insurance and any other insurance required under any of the agreements between Borrower and its Customers.

(l)            The attempted revocation of any guaranty of the obligations of Borrower hereunder by any guarantor, the death of any such guarantor unless a substitute guarantor acceptable to TEMPFUNDS enters into a guaranty, in form acceptable to TEMPFUNDS, within thirty (30) days of such death, or the non-compliance or Default under such guaranty.

(m)          The retention or attempted retention by Borrower of any payment, or partial payment, of any Account.

(n)           If Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of Borrower’s business; or

(o)           The loss, suspension or revocation of or failure to renew, any material license or permit now held or hereafter acquired by Borrower, which loss, suspension, revocation or failure to renew might have a Material Adverse Effect (which shall mean a material adverse effect upon the business, operations, properties, assets or condition, financial or otherwise, of Borrower on an individual basis or taken as a whole which impairs Borrower’s ability to perform in all material respects Borrower’s obligations under this Agreement or TEMPFUNDS ability to enforce or collect any obligations) and such loss, suspension, revocation or failure to renew continues for more than thirty (30) days after such occurrence, provided that such grace period shall not apply, and such event shall constitute an event of Default, if such event may not, in TEMPFUNDS reasonable determination, be cured by Borrower during such thirty (30) day grace period.

(p)           If Borrower makes a payment on any Subordinated Debt in violation of any Subordination Agreement in favor of TEMPFUNDS, which is not cured within thirty (30) days of its payment.

(q)           An Event of Default by Borrower under any obligation owing to ComVest or any other party holding long term debt of the Borrower, after the expiration of all applicable cure periods;

(r)            Default by Borrower under the term of any preferred stock, debenture or any other security, other than a default that would be caused by Borrower entering into this Agreement.

(s)           So long as the Borrower is a public company, in the event that the SEC or any state securities authority or any stock exchange takes or threatens to take any action against the Borrower, or in the event that trading of Borrower’s stock is suspended by any stock exchange, or in the event that the Borrower’s stock is delisted by any stock exchange.

(t)               The entering into an agreement for the acquisition of the stock or assets of another company, or any merger or business combination without the prior written consent of TEMPFUNDS.

(u)             The occurrence of a Sale. “Sale” shall mean any transaction or series of related transactions (a) whereby a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock and common stock counted on a fully diluted basis) is sold, assigned or transferred, (b) whereby the Borrower issues shares of its capital stock which, after giving effect to such transaction or transactions, constitute a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock and common stock counted on a fully diluted basis), (c) whereby Control of the Borrower is held by a Person (or group of Persons acting in concert) who does not hold such Control on the date of this Agreement, (d)  in which the Borrower is a constituent party to any merger or consolidation and as a result thereof (i) the holders of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock) immediately prior to such merger or consolidation cease to own a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock), or (ii) the Borrower is not the surviving corporation, or (e) whereby all or any material portion of the assets of the Borrower are sold, assigned or transferred; provided, however, that a “Sale” shall not be deemed to have occurred by reason of any of the aforedescribed transactions (other than a sale of assets) if, after giving effect to the consummation of the subject transaction, (A) the Borrower or the surviving entity in such transaction shall be a corporation whose common stock is traded or listed on any national securities exchange, the Nasdaq Global Market, or the Nasdaq Global Select Market or is actively quoted on the OTC Bulletin Board, (B) if the surviving entity is not the Borrower, then such surviving entity assumes all of the Borrower’s hereunder, (C) the Borrower or other surviving entity is Controlled By one or more Persons of the Borrower on the date of this Agreement, and (D) no Default occurred in the performance of the subject transaction or exists upon the consummation of the subject transaction.  “Person” shall mean any individual, partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

51.           REMEDIES AFTER DEFAULT:  In the event of any Default TEMPFUNDS may do any one or more of the following:

(a)           Declare any indebtedness including amounts advanced against outstanding Accounts immediately due and payable.

(b)           Notify any Customers to make payment of Accounts directly to TEMPFUNDS or its agent and take possession of Collateral and collect any Accounts without judicial process.

(c)           Require Borrower to assemble the Collateral and the records pertaining to Accounts and any other Collateral and make them available to TEMPFUNDS at a place designated by TEMPFUNDS.

(d)           Enter the premises of Borrower and take possession of the Collateral and of the records pertaining to the Accounts and any other Collateral.

(e)           Grant extensions, compromise claims and settle Accounts for less than face value, in its reasonable discretion.  Any such settlement or compromise agreed and/or accepted by TEMPFUNDS does not relieve or constitute a waiver of Borrower’s liability and obligation for the repayment in full of advances by TEMPFUNDS with respect to such Accounts.

(f)            Use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Borrower.

(g)           Exercise all rights of a secured party under the Code.  In the event any notice is required, the parties agree that ten (10) calendar days shall be a reasonable notice.

(h)           Hold Borrower liable for any deficiency.

(i)            Withhold further advances pursuant to paragraph 34 above for such period as the Default continues, without declaring immediately due or accelerating amounts previously advanced against outstanding Accounts or otherwise availing itself of other remedies available, during which period of withholding further advances fees shall continue to accrue on all monies previously advanced.  Notwithstanding an election to withhold further advances as provided above, TEMPFUNDS may at any time avail itself of any or all of the other remedies listed above without further notice.

(j)            Setoff against all sums standing to Borrower’s credit on TEMPFUNDS books and all of Borrower’s property in TEMPFUNDS possession, or upon or in which TEMPFUNDS has a lien or security interest. In addition to and not in limitation of the above, with respect to any deposits or property of Borrower in TEMPFUNDS possession or control, TEMPFUNDS shall have the right to setoff all or any portion thereof.

(k)           TEMPFUNDS may settle or compromise any Customer Dispute in its sole discretion.  Any such settlement or compromise agreed and/or accepted by TEMPFUNDS does not relieve or constitute a waiver of Borrower’s liability and obligation for the repayment in full of advances by TEMPFUNDS with respect to such Accounts.

(l)            TEMPFUNDS may cease providing the client ledgers, reports and computer access to the same, as provided in Section 38 above.  Upon payment of all Obligations, TEMPFUNDS will provide client ledgers to the Borrower.

(m)          Terminate this Agreement, which shall not terminate, extinguish, or remove any liens or security interests granted to TEMPFUNDS hereunder until Borrower shall have fully paid and discharged any and all obligations and indebtedness due TEMPFUNDS. From and after the effective date of termination, all amounts charged or chargeable to Borrower and all Borrower’s obligations and indebtedness due TEMPFUNDS shall become immediately due and payable without further notice or demand.

52.           TERM: This Agreement shall continue in full force and effect for the Term as defined in Exhibit B, paragraph 29 but shall be automatically renewed for consecutive two (2) year terms unless terminated by written notice of either party sixty (60) days prior to the end of the initial Term or any renewal Term.

53.           POST-TERMINATION:  After termination Borrower shall continue to be liable to TEMPFUNDS for the full and prompt performance and payment of the full amount of all Obligations to TEMPFUNDS which for any reason remain, or otherwise are, then outstanding and unpaid, whether disputed or undisputed.  TEMPFUNDS will continue to have a security interest in the Collateral of Borrower until any and all Obligations are paid in full.  When TEMPFUNDS has received payment and performance in full of all Obligations and an acknowledgment from Borrower that it is no longer entitled to request any advances from TEMPFUNDS under this Agreement, TEMPFUNDS shall execute a termination of all security interests given by Borrower to TEMPFUNDS, upon the execution and delivery of general releases by Borrower, any guarantor or surety of Borrower’s Obligations to TEMPFUNDS.

54.           BINDING ON FUTURE PARTIES:  This Agreement inures to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties thereto.

55.           CUMULATIVE RIGHTS:  All rights, remedies and powers granted to TEMPFUNDS in this Agreement, or in any note or other agreement given by Borrower to TEMPFUNDS, are cumulative and may be exercised singularly or concurrently with such other rights as TEMPFUNDS may have.  These rights may be exercised from time to time as to all or any part of the pledged Collateral as TEMPFUNDS in its discretion may determine.

56.           WRITTEN WAIVER:  TEMPFUNDS may not waive its rights and remedies unless the waiver is in writing and signed by TEMPFUNDS.  A waiver by TEMPFUNDS of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

57.           CHOICE OF LAW:  The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.  The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated in the state and federal courts located in the County of New York, State of New York, or at TEMPFUNDS option, in any court in which TEMPFUNDS shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy.  Borrower waives any right it may have to assert the doctrine of forum non conveniens or to object to any such venue and hereby consents to any court ordered relief.

58.           INVALID PROVISIONS:  If any provision of this Agreement shall be declared illegal or contrary to law, it is agreed that such provisions shall be disregarded and this Agreement shall continue in force as though such provision had not been incorporated herein.

59.           ENTIRE AGREEMENT:  This instrument contains the entire Agreement between the parties relating to the matters set forth herein.  Any addendum or modification hereto will be signed by both parties and attached hereto.

60.           EFFECTIVE:  This Agreement becomes effective when it is accepted and executed by an authorized officer of TEMPFUNDS.

61.           ASSIGNMENT BY TEMPFUNDS:  TEMPFUNDS may assign this Agreement to any party and such assignee shall be entitled to all rights and privileges hereunder.  Borrower may not assign this Agreement. TEMPFUNDS reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, TEMPFUNDS rights and benefits hereunder, and Borrower hereby consents to TEMPFUNDS sharing of all financial information regarding the Borrower with any such participants.

62.       RESERVED

63.          COMPLIANCE:  Borrower agrees that if requested by TEMPFUNDS or TEMPFUNDS counsel, it will fully cooperate and execute and/or re-execute any document or documents due to clerical errors, scrivener’s errors or relating to additional matters due to receipt and review of miscellaneous required items post closing, using reasonable discretion of TEMPFUNDS and TEMPFUNDS Counsel, and hereby authorize TEMPFUNDS and TEMPFUNDS Counsel to date this Agreement and any Loan Documents, and to complete, on behalf of Borrower, any blanks in the Agreement and any Loan Documents.

64.           AUTHORIZED PARTIES:  As an accommodation to Borrower, TEMPFUNDS may permit telephonic, electronic or other transmittal of instructions or requests for advances, authorizations, agreements, assignment sheets, assignment schedules, requests for advances or reports between TEMPFUNDS and Borrower, received from or sent by any one or more of the employees (including contract or leased employees), officers, directors, managers or consultants of the Borrower (collectively the “Authorized Signatories”).  Unless Borrower specifically directs TEMPFUNDS in writing not to accept or act upon telephonic, telecopied, electronic or other communications from Borrower or to only accept instructions from certain specified employees or officers of Borrower, TEMPFUNDS shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of TEMPFUNDS honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to TEMPFUNDS and purporting to have been sent to TEMPFUNDS by Borrower and TEMPFUNDS shall have no duty to verify the origin of any such communication or the authority of the person sending it.

Pursuant to the terms hereof, Borrower will deliver to TEMPFUNDS, from time to time, assignment schedules of Borrower’s Accounts on TEMPFUNDS form of Schedule of Assigned Accounts signed by one of the Authorized Signatories, all of which is subject to the procedures set forth herein and in the “Funding Procedures Memo” delivered by TEMPFUNDS to the Borrower as amended and/or updated from time to time (the “Procedures Manual”).  The Borrower specifically requests that TEMPFUNDS agree to accept any signature or facsimile signature on any Schedule of Assigned Accounts or any notice which TEMPFUNDS in its sole discretion believes to have been sent or forwarded to TEMPFUNDS by one of the Authorized Signatories.  The Borrower hereby agrees to follow up any of said facsimile transmissions with the original of same no later than the next Business Day following any such facsimile transmission.

In addition to the other indemnifications set forth herein, the Borrower hereby indemnifies and holds all Indemnified Parties harmless from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and from costs and expenses (including without limitation reasonable attorney’s fees) arising directly or indirectly, in whole or in part, out of the negligence, willful misconduct, misuse or unlawful or unauthorized use of any facsimile message or, facsimile signature or signatures of any person or persons, including the Borrower or its partners, officers, directors, agents or employees, whether within or beyond the scope of such individual’s duties or authority thereunder.  Further, the Borrower agrees to assume full responsibility for any and all advances and actions taken by TEMPFUNDS in reliance upon any facsimile transmission or, facsimile signature or signatures of any person or persons, including the Borrower or its partners, officers, directors, agents or employees, signing on behalf of the Borrower.

Borrower agrees that TEMPFUNDS shall not be responsible for any communication or miscommunication by any individual claiming to or which TEMPFUNDS in its discretion believes to have proper authority to give any facsimile transmission.

65.           TRANSMITTAL OF FUNDS.  Borrower understands that TEMPFUNDS charges a Wire Fee (as defined in Exhibit B, paragraph 30) for incoming and outgoing wire transfer of funds and that there is no fee for ACH transfers.  TEMPFUNDS may initiate a wire or ACH for the approved amount of a transfer no later than the second Business Day after receipt of all necessary documentation in connection with the assignment of Accounts and the advance.  Borrower understands and agrees that TEMPFUNDS cannot control the time it will take for Borrower’s bank to credit an ACH transfer to Borrower’s account.  Accordingly, Borrower instructs TEMPFUNDS to send all transfers to Borrower’s account based upon the instructions set forth in Exhibit B, paragraph 31.

66.           WAIVER OF JURY TRIAL.   AS AN INDUCEMENT FOR TEMPFUNDS TO ENTER INTO THIS AGREEMENT AND TO MAKE ANY LOANS OR ADVANCES TO BORROWER, BORROWER AND TEMPFUNDS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND, OTHER DOCUMENTS OR TERMS AND CONDITIONS STIPULATED HEREIN OR EXECUTED IN CONNECTION THEREWITH.

67.           JOINT AND SEVERAL OBLIGATIONS; DEALINGS WITH MULTIPLE BORROWERS.   If more than one person or entity is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth herein or in any other loan documents between the Borrower, TEMPFUNDS and any guarantors of the Borrower’s obligations to TEMPFUNDS (collectively the “Loan Documents”) to which such person or entity is a party shall be joint and several.  TEMPFUNDS shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of TEMPFUNDS and Borrower hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents.  All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder.  Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents, and the Borrower hereby appoint Crdentia Corp., to act on behalf of all of them, until such time as the Borrower advises TEMPFUNDS in writing of a change in the party to act on their behalf.  The foregoing is a material inducement to the agreement of TEMPFUNDS to enter into this Agreement and to consummate the transactions contemplated hereby.  The Borrower represents that Crdentia Corp., CRDE Corp., GHS Acquisition Corporation, Staff Search Acquisition Corp., MP Health Corp., Prime Staff, LP, Mint Medical Staffing Odessa, LP, and ATS Universal, LLC are operated as part of one consolidated business entity and are directly dependent upon each other for and in connection with their respective business activities and financial resources. Each Borrower instructs TEMPFUNDS to fund all advances to Crdentia Corp., and Crdentia Corp., shall distribute the loan advances to all other Borrowers based upon their portion of each advance.   Each Borrower will receive a direct economic and financial benefit from the Obligations incurred under this Agreement and the incurrence of such Obligations is in the best interests of each Borrower.

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CRDENTIA CORP., a Delaware Corporation
CRDE Corp., a Delaware corporation
GHS Acquisition Corporation, a Delaware corporation
Staff Search Acquisition Corp., a Texas corporation
MP Health Corp., a Delaware corporation
Prime Staff, LP, a Texas limited partnership
By: CRDE Corp., Its General Partner
Mint Medical Staffing Odessa, LP, a Texas limited partnership
By: CRDE Corp., Its General Partner
ATS Universal, LLC, a Florida limited liability company

By	/s/ John B. Kaiser
Signature
John B. Kaiser, Chief Executive Officer
Name and Title

STATE OF

COUNTY OF

The foregoing instrument acknowledged before me this            day of July 2008, by John B. Kaiser, as Chief Executive Officer of CRDENTIA CORP., a Delaware corporation, CRDE Corp., a Delaware corporation, GHS Acquisition Corporation, a Delaware corporation, Staff Search Acquisition Corp., a Texas corporation, MP Health Corp., a Delaware corporation, Prime Staff, LP, a Texas limited partnership, Mint Medical Staffing Odessa, LP, a Texas limited partnership, and ATS Universal, LLC, a Florida limited liability company on behalf of the corporations, limited liability companies and limited partnerships.  He is personally known to me or has produced                                            as identification and did (did not) take an oath.

(Notary Signature)
(NOTARY SEAL)

(Notary Name Printed)
NOTARY PUBLIC Commission No.

Accepted by TEMPFUNDS this day of 2008

at , (hereinafter, the Acceptance Date.) CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company

	By	/s/
Signature

(Corporate Seal)

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me this            day of                            2008, by                                                 , as                                        of CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company on behalf of the limited liability company.  He is personally known to me or has produced                        as identification and did (did not) take an oath.

(Notary Signature)
(NOTARY SEAL)
(Notary Name Printed)
NOTARY PUBLIC Commission No.

REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY

EXHIBIT “A”-RATE SCHEDULE

As consideration for advances made by TEMPFUNDS to Borrower under this Agreement, TEMPFUNDS shall be paid the following Fees and interest:

(a)                                  Interest upon the daily net balance of any advances to Borrower and interest applicable to the charges or to the expenses referred to in this Agreement, shall be charged as of the last day of each month at a rate the greater of (i) eight and one half percent (8.50%) per annum or (ii) the rate of interest designated by the Wall Street Journal as the “Prime Rate” plus 2.00%. The Prime Rate shall mean, at any time, the rate of interest quoted in the Wall Street Journal, Money Rates Section as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks).  In the event that the Wall Street Journal quotes more than one rate, or a range of rates as the Prime Rate, then the Prime Rate shall mean the highest of the quoted rates.  In the event that the Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three largest U.S. money center commercial banks, as determined by TEMPFUNDS. Any adjustment in TEMPFUNDS interest rate, whether downward or upward, will become effective on the first day of the month following the month in which the Prime Rate of interest is reduced or increased.  HOWEVER, in no event shall the rate of interest agreed to or charged to Borrower hereunder exceed the maximum rate of interest permitted to be agreed to or charged to Borrower under applicable law.

(b)                                 Monitoring Fee: For TEMPFUNDS services hereunder, Borrower shall pay and TEMPFUNDS shall be entitled to receive a monthly monitoring fee equal to fifteen hundredths of one percent (0.15%)  of the average Obligations outstanding for each month (the “Standard Rate”) payable on the first day after the end of each month. In the event the Borrower has three (3) consecutive months of positive Cash Flow (as defined below),  the monthly monitoring fee shall be reduced to one eighth of one percent (0.125%)  of the average Obligations outstanding for each month, provided, however, that the monthly monitoring fee will resume to the Standard Rate in the event there is negative Cash Flow in any calendar quarter.  Cash Flow shall mean (i) net income plus (ii) depreciation and amortization and other non-cash expenses, less (iii) debt service, distributions and dividends and non-financed capital expenditures.

(c)                                  Closing Fee: Borrower will pay to TEMPFUNDS a closing  fee in the amount equal to $135,000.00 due upon execution of this Agreement, but as a courtesy to Borrower, payable in three (3) payments of $45,000.00 each, one on February 22, 2009 one on August 22, 2009 and the final payment on March 1, 2010. If this Agreement is renewed, a renewal fee in the amount equal to eight-tenths of one percent (.80%) of the Maximum Credit Facility shall be due and payable on March 1 of each year during each renewal Term, unless such renewal fee is waived by TEMPFUNDS in writing prior to each renewal date.  Such fees shall be fully earned on the date when due and shall not be refundable to the Borrower in any event.

(d)                                 Lock Box Fee: The Borrower shall be responsible for the costs of maintaining the Lock Box and the lock box account.

(e)                                  Early Termination Fee:  If the Borrower seeks to terminate this Agreement or prepay the Obligations prior to the expiration of the initial Term, in addition to all other amounts due hereunder, the Borrower shall pay to TEMPFUNDS an early termination fee equal to ONE PERCENT (1.0%) of the Maximum Credit Facility, together with the unpaid facility fees and monthly monitoring fees for the remainder of the Term.  In the event that payment of the Obligations shall be accelerated for any reason whatsoever by TEMPFUNDS, the prepayment fee in effect as of the date of such acceleration shall be paid and such prepayment fee shall also be added to the outstanding balance of the Obligations in determining the debt for the purposes of any judgment of foreclosure of any loan documents given to secure the Obligations.

THIS EXHIBIT”A” IS MADE A PART OF AND INCORPORATED INTO THE LOAN AND SECURITY AGREEMENT.

EXHIBIT “B”

1.               The Acceptance Date referred to in the opening paragraph of this Agreement means the date signed and accepted by a duly authorized officer of TEMPFUNDS.

2.               Borrower referred to in the opening paragraph means Crdentia Corp.,  a Delaware corporation with its principal place of business and chief executive office at 5001 LBJ Freeway, #850, Dallas, TX 75244 (“Crdentia”), CRDE Corp., a Delaware corporation, with its principal place of business and chief executive office at 5001 LBJ Freeway, #850, Dallas, TX 75244  (“CRDE”) , GHS Acquisition Corporation, a Delaware corporation, with its principal place of business and chief executive office at 5001 LBJ Freeway, #850, Dallas, TX 75244  (“GHS”) ,  Staff Search Acquisition Corp., a Texas corporation, with its principal place of business and chief executive office at 8240 N. Mopac Expressway, Suite 150, Austin, TX 78759 (“Staff”),MP Health Corp., a Delaware corporation, with its principal place of business and chief executive office at 201 Beacon Parkway West, Suite 404, Birmingham, AL  35209 (“MP”) , Prime Staff, LP, a Texas limited partnership, with its principal place of business and chief executive office at 24 E. Greenway Plaza, Suite 1508, Houston, TX 77046 (“Prime”) , Mint Medical Staffing Odessa, LP, a Texas limited partnership, with its principal place of business and chief executive office at 2020 East 8th Street, Odessa, TX 79761(“Mint”), and ATS Universal, LLC, a Florida limited liability company, with its principal place of business and chief executive office at 2250 Lee Road, Suite 201, Winter Park, FL  32789 (“ATS”),  hereinafter collectively referred to as “Borrower”. Borrower is the assignor of the Accounts and debtor under the Code. Borrower may also sometimes be referred to as Client.

3.               “Term Days” as referred to in Section 3 (iii) means:  thirty (30) days.

4.               “Maximum Days” as referred to in Sections 3 (iv) and 34 means: One hundred twenty (120) days from date of invoice provided the invoice date is not greater than ten (10) days from the last date of service.

5.               “Maximum Concentration Amount” as referred to in Section 3 (f) means: $200,000.00, unless otherwise approved by TEMPFUNDS in writing.

6.               “Cross Aging Percentage” as referred to in Section 3 (g) means: Forty percent (40%).

7.               “Past Due Days” as referred to in Section 3 (g) means: 120 days.

8.               The following is added at the end of Section 3:  “Permanent Placement Accounts” which mean any Accounts which arise from the permanent placement of an employee who will be hired by a Customer and will be an addition to the ongoing payroll of the Customer (hereinafter “PPA”). Notwithstanding the foregoing, PPAs may be considered Acceptable Accounts provided they are otherwise in compliance with the provisions of Sections 2 and 3 of the Agreement and the employee, which is the subject of the Account, has reported to the Customer’s place of employment (which may be verified by TEMPFUNDS in its sole discretion), and the total of such Accounts are less than five percent (5%) of the total amount of the Acceptable Accounts. TEMPFUNDS shall also maintain a dilution reserve on Acceptable Accounts which are the result of PPAs of five percent (5%) of the invoice amount plus actual Dilution.

9.               “Organizational State” as referred to in Section 9 means:

(a) as to Crdentia: Delaware;
(b) as to CRDE: Delaware;
(c) as to GHS: Delaware;
(d) as to Staff: Texas;
(e) as to MP: Delaware;
(f) as to Prime: Texas;
(g) as to Mint: Texas;
(h) as to ATS: Florida.

10.         Borrower’s Trade names as referenced in Section 11 are as follows: None.

11.         Borrower’s Federal Identification Number as referenced in Section 12 is:

(a) as to Crdentia: 76-0585701;
(b) as to CRDE:20-1472509;
(c) as to GHS: 20-2639736;
(d) as to Staff: 20-1942759;
(e) as to MP: 26-1564403;
(f) as to Prime: 61-1405307;
(g) as to Mint: 02-0661284;
(h) as to ATS: 55-0863980.

12.         Borrower’s Organizational Number as referenced in Section 12 is:

(a) as to Crdentia: 2811491;
(b) as to CRDE: 3840764;
(c) as to GHS: 3950557;
(d) as to Staff: 800632536;

(e) as to MP: 4387519;
(f) as to Prime: 800059131;
(g) as to Mint: 800164477;
(h) as to ATS: L04000031301.

13.  “Other Security Interest” as referred to in Section 23 means: (a) as to Crdentia: UCC file #80667442, filed February 25, 2008 by ComVest Capital, LLC with the Delaware Secretary of State.

(b) as to CRDE: UCC file #80667376, filed February 25, 2008 by ComVest Capital, LLC with the Delaware Secretary of State                             ;

(c) as to GHS: UCC file #80667343, filed February 25, 2008 by ComVest Capital, LLC with the Delaware Secretary of State

(d) as to Staff: UCC file #08-0006977815, filed February 27, 2008 by ComVest Capital, LLC with the Texas Secretary of State;

(e) as to MP: UCC file #80667236, filed February 25, 2008 by ComVest Capital, LLC with the Delaware Secretary of State;

(f) as to Prime: UCC file #08-0006977704, filed February 27, 2008 by ComVest Capital, LLC with the Texas Secretary of State;

(g) as to Mint: UCC file #08-0006977693, filed February 27, 2008 by ComVest Capital, LLC with the Texas Secretary of State;

(h) as to ATS: UCC file #200807722101, filed February 25, 2008 by ComVest Capital, LLC with the Florida Secured Transactions Registry.

Collateral is all Assets of the Borrower, which financing statements and security interests are subordinate to the interests and UCC filing of TEMPFUNDS pursuant to the terms of a Subordination Agreement between TEMPFUNDS and ComVest.

NOTE:  As to the interests listed above, the listing thereof in this Loan and Security Agreement shall not, in any manner whatsoever, be deemed to be an acknowledgement by TEMPFUNDS as to the perfection, priority, validity or enforceability thereof.

14.         “Other Insurance” as referred to in Section 24 means: i) Liability insurance coverage with TEMPFUNDS named as additional insured and ii) property damage insurance coverage with TEMPFUNDS named as a lender loss payee.

15.         “Periodic Period” as described in Section 27 means: 45 days after each month, and 45 days after every calendar quarter, provided, however, that upon Borrower being taken private and no longer being a public company, quarterly financial statements will no longer be required.

16.         “Annual Period” as described in Section 27 means:  ninety (90) days after the end of each of Borrower’s fiscal years.

17.         “Financial Statement” means on a consolidated and consolidating basis: (i) at the end of each month internally prepared financial statements certified by Borrower’s management; (ii) at the end of each fiscal year audited financial statements prepared, without any exceptions, by a Certified Public Accountant acceptable to TEMPFUNDS.

18.         “Excluded Collateral” as referred to in Section 30 means:  None

19.         “Costs and Expenses” as referred to in Section 34 means: Borrower is liable for, and TEMPFUNDS may charge Borrower’s account with, all customary and usual out of pocket wire charges and overnight delivery expenses, and all reasonable costs and expenses of filing financing statements (including any filing or recording taxes), making lien searches, and any attorney’s fees and expenses that may be incurred by TEMPFUNDS in perfecting, protecting, preserving, modifying, or enforcing its security interest and rights hereunder.

20.         “Advance Rate” as referred to in Section 34 means: (i) ninety percent (90%) of the face amount of each Acceptable Account approved by TEMPFUNDS and assigned by Borrower on a Schedule of Accounts; and (ii) eighty percent (80%) of the Unbilled Accounts, approved by TEMPFUNDS and assigned by Borrower on a Schedule of Accounts.

21.         “Maximum Credit Facility” as referred to in Section 34 means: Subject to the terms and conditions of, and in reliance upon Borrower’s representations and warranties made in this Agreement the total advances outstanding to Borrower at any time during the term of this Agreement shall not exceed Seven Million Five Hundred Thousand and no ($7,500,000) Dollars (the “Maximum Credit Facility”).  If any advances outstanding at any time should exceed the Maximum Credit Facility such advances shall constitute Obligations under this Agreement or indebtedness to TEMPFUNDS and be subject to the terms and conditions of this Agreement. Subject to the terms and conditions of, and in reliance upon Borrower’s representations and warranties made in this Agreement the total advances outstanding to Borrower against: (i) Unbilled Accounts at any time during the term of this Agreement shall not exceed Five Hundred Thousand and no Dollars ($500,000.00) in the aggregate; (ii) Accounts due from individual patients at any time during the term of this Agreement shall not exceed Three Hundred Thousand and no Dollars ($300,000.00) in the aggregate; and (iii) Accounts due from all state Medicaid programs and providers at any time during the term of this Agreement shall not exceed Five Hundred Thousand and no Dollars ($500,000.00) in the aggregate.

22.         “Dilution Reserve” referred to in Section 34 means the Dilution Percentage less the Base Dilution.  The Dilution Percentage is defined as: (i) uncollected sales (as determined by TEMPFUNDS in its sole discretion, exercised in a commercially reasonable manner, and including all sales subject to a Customer Dispute) excluding Accounts that remain unpaid but are collectable, divided by (ii) total sales and (iii) stated as a percentage.  Base Dilution means: two percent (2%).  The Dilution Reserve will not be effective until ninety (90) days after the Acceptance Date.

23. “Loan Account” as referred to in Section 34 means that account established on TEMPFUNDS books, upon which TEMPFUNDS shall enter all advances as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to TEMPFUNDS, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

24.         Lock Box address as referenced in Section 40 shall be:

Comerica Bank

P.O. Box 49301

San Jose, CA  95161-9301

The Lock Box address can be changed by TEMPFUNDS from time to time upon prior written notice to Borrower.

25.         “Collection Day Period” as referenced in Section 40 means: 3 days.

26.   “Wire Account” referred to in Section 40 shall mean:

WACHOVIA BANK

Charlotte, NC  28256-3970

For the account of

CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC

Account #2010000354362

ABA#053207766

For Further Credit (CRDENTIA CORP., et al)

For proper credit, please be sure your customers

indicate their name and invoice numbers being

paid in the text of the wire.

27.         “Field Examination Expenses” as referred to in Section 41 means: In the Event of Default, out of pocket expenses including, but not limited to, transportation, hotel, parking, and meals plus $850 per TEMPFUNDS representative per day for each day of the field examination and including preparation of the field examination report.

28.         The broker, if any, referred to in Section 49 is: NONE.

29.         “Term” as referred to in Section 52 means: February 28, 2011.

30.         “Wire Fee” as referred to in Section 65 means $25.00 per wire.

31.         In accordance with Section 65, please send all our transfers via:  (circle one)

Instructions are as follows:	Wire

Bank Name	Comerica Bank

Bank Address	250 Lytton Avenue

Palo Alto, CA 94301-4359

Bank Phone Number	650-462-6155

Bank Contact	Nina Cortez

Transit Number (ABA#)	121137522

Company Name (on Bank Account) Crdentia Corp.

Address	5001 LBJ Freeway, Suite 850

Dallas, TX 75244

Account Number	1892275403

Type of Account: Operating

32.         The following Supplements and Addendum apply to this Agreement and are incorporated and attached hereto: Electronic Data Transmission Agreement.

33.         The Borrower shall at all times maintain the following financial covenants:

a. Borrower’s Cash Flow shall: (i) not be negative more than TWO MILLION DOLLARS ($2,000,000.00) from the date of this Agreement through December 31, 2008; and (ii) beginning January 1, 2009 and thereafter, at all times be positive, measured quarterly.

b. The Borrower will not make, directly or indirectly, capital expenditures for the purchase, fabrication, creation or lease of fixed assets, including rentals on leased items, in excess of an aggregate of TWO HUNDRED FIFTY THOUSAND  DOLLARS ($250,000.00) per annum (noncumulative).  For purposes of this paragraph, the word “expenditures” shall refer to:

i)in the event of a purchase, the entire purchase price of the fixed asset; or

ii)in the case of a lease, the entire rental for the term.

All of the above financial covenants shall be determined in accordance with GAAP, unless otherwise provided.  “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

THIS EXHIBIT “B” IS MADE A PART OF AND INCORPORATED INTO THE LOAN AND SECURITY AGREEMENT.

EXHIBIT “C”

[Letterhead of Borrower]

Current date

CAPITAL TEMPFUNDS

a division of CAPITAL BUSINESS CREDIT LLC

1799 W. Oakland Park Blvd

Ft Lauderdale, Florida  33311

The undersigned,                         the Chief Executive Officer of CRDENTIA CORP., a Delaware corporation, CRDE Corp., a Delaware corporation, GHS Acquisition Corporation, a Delaware corporation, Staff Search Acquisition Corp., a Texas corporation, MP Health Corp., a Delaware corporation, Prime Staff, LP, a Texas limited partnership, Mint Medical Staffing Odessa, LP, a Texas limited partnership, and ATS Universal, LLC, a Florida limited liability company (collectively “Borrower”), gives this certificate to CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC (“Lender”) in accordance with the requirements of that certain Loan and Security Agreement dated as of July              , 2008, between Borrower and Lender (“Loan Agreement”).  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

No Event of Default exists on the date hereof, other than:                                                              [if none, so state].

1) Borrower’s Cash Flow for the period ending                           is equal to                          .

2) Borrower’s Capital Expenditures for the fiscal year ending December 31       were equal to                       .

As of the date hereof, Borrower is current in its payment of all accrued rent and other charges to persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrower’s failure to pay or delay in payment of any such rent or other charges.

Yours truly,

AFFIDAVIT FOR EXECUTION OF LOAN AND SECURITY AGREEMENT WITHOUT THE STATE OF FLORIDA

STATE OF	)

COUNTY OF	)

BEFORE ME, the undersigned authority, personally appeared the undersigned, John B. Kaiser (the “Affiant”), who being first duly sworn upon oath, deposes and says that he/she is the Chief Executive Officer of CRDENTIA CORP., a Delaware corporation, CRDE Corp., a Delaware corporation, GHS Acquisition Corporation, a Delaware corporation, Staff Search Acquisition Corp., a Texas corporation, MP Health Corp., a Delaware corporation, Prime Staff, LP, a Texas limited partnership, Mint Medical Staffing Odessa, LP, a Texas limited partnership, and ATS Universal, LLC, a Florida limited liability company, as Borrower, to me well known and who deposed and said that he executed and delivered that certain Loan and Security Agreement dated as of July         , 2008, in the maximum amount of Seven Million Five Hundred Thousand and NO/100 DOLLARS ($7,500,000.00) (the “Agreement”), which Agreement is between CRDENTIA CORP., a Delaware corporation, CRDE Corp., a Delaware corporation, GHS Acquisition Corporation, a Delaware corporation, Staff Search Acquisition Corp., a Texas corporation, MP Health Corp., a Delaware corporation, Prime Staff, LP, a Texas limited partnership, Mint Medical Staffing Odessa, LP, a Texas limited partnership, and ATS Universal, LLC, a Florida limited liability company, as Borrower, and CAPITAL TEMPFUNDS, a division of  CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company, as lender, in the City of                          , State of                                         .

FURTHER AFFIANT SAYETH NAUGHT.

John B. Kaiser

SWORN TO AND SUBSCRIBED before me this            day of July,  2008 by John B. Kaiser, who personally appeared before me, and who [  ] is personally known to me or [  ] has produced                                                         , as identification.

Notary Public, State of

Print Name:
My Commission Expires:

[NOTARIAL SEAL]

STATE OF	)

COUNTY OF	)

AFFIDAVIT OF OUT-OF-STATE DELIVERY

BEFORE ME, the undersigned authority, personally appeared the undersigned                                    (the “Affiant”), who being first duly sworn upon oath, deposes and says that:

1.                             The Affiant is a                               of CAPITAL TEMPFUNDS, a division of  CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company (“TEMPFUNDS”), and the Affiant is duly authorized to and does make this affidavit in said capacity on behalf of TEMPFUNDS.

2.                             That on the          day of July 2008, I executed on behalf of TEMPFUNDS on the date referenced below that certain Loan and Security Agreement (the “Agreement”), which Agreement is between CRDENTIA CORP., a Delaware corporation, CRDE Corp., a Delaware corporation, GHS Acquisition Corporation, a Delaware corporation, Staff Search Acquisition Corp., a Texas corporation, MP Health Corp., a Delaware corporation, Prime Staff, LP, a Texas limited partnership, Mint Medical Staffing Odessa, LP, a Texas limited partnership, and ATS Universal, LLC, a Florida limited liability company as Borrower, and CAPITAL TEMPFUNDS, a division of  CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company, as lender.

3.                             That the execution of the Agreement by TEMPFUNDS took place in                           ,                                   .

FURTHER AFFIANT SAYETH NAUGHT.

Affiant
Title

SWORN TO AND SUBSCRIBED before me this            day of July, 2008 by                                                               , who personally appeared before me, and who is personally known to me.

[NOTARIAL SEAL]

Notary Public, State of
Print Name:
My Commission Expires: